Exhibit 99.2

FOR IMMEDIATE RELEASE

DSS Wholly Owned Subsidiary Impact Biomedical Announces

Exclusive Distribution Agreement with BioMed Technologies

Rochester, N.Y., December 23, 2020 - Document Security Systems, Inc. (NYSE American: DSS), a multinational company operating businesses focused on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets, today announced its wholly owned subsidiary Impact BioMedical, Inc. (“Impact BioMedical”) entered into a 10-year exclusive distribution agreement (the “Distribution Agreement”) with BioMed Technologies Asia Pacific Holdings Limited (“BioMed”), a limited liability company incorporated in the British Virgin Islands focused on manufacturing natural probiotics, pursuant to which the Company will directly market, advertise, promote, distribute and sell certain BioMed products to resellers. The products to be distributed by the Company include BioMed’s PGut Premium ProbioticsTM, PGut Allergy ProbioticsTM, PGut SupremeSlim ProbioticsTM, PGut Kids ProbioticsTM, and PGut Baby ProbioticsTM.

Under the terms of the Distribution Agreement, the Company will have exclusive rights to distribute the products within the United States, Canada, Singapore, Malaysia, and South Korea and non-exclusive distribution rights in all other countries. In exchange, the Company agreed to certain obligations, including mutual marketing obligations to promote sales of the products.

“We are pleased to have secured exclusive distribution rights to key major markets globally,” stated Chan Heng Fai, Chairman of DSS. “This latest agreement further strengthens Impact BioMedical’s foundation and provides the potential for strong near-term revenue growth. We look forward to providing further updates on this and other initiatives as we continue to execute.”

The global probiotics market was estimated at US$48 billion in 2018 and is anticipated to expand at a CAGR of 6.9% through 2025, driven by the growing consumer inclination towards preventive healthcare in conjunction with the development of efficient probiotic strains.

In connection with the Distribution Agreement, the Company also entered into a subscription agreement with BioMed (the “Subscription Agreement”), pursuant to which the Company agreed to purchase 525 ordinary shares of BioMed (the “Shares”) at a purchase price of HK$9,333.33 per share for total consideration of HK$4,900,000 (approximately US$630,000).

The Subscription Agreement provides, among other things, the Company the right to appoint a new director to the board of BioMed. With respect to an issuance of shares to a third party by BioMed, the Company will have the right of first refusal to purchase such shares, as well as customary tag-along rights.

About Impact BioMedical, Inc.

Impact BioMedical, Inc. (“Impact BioMedical”) is a wholly owned subsidiary of DSS. Impact BioMedical strives to leverage its scientific know-how and intellectual property rights to provide solutions that have been plaguing the biomedical field for decades. By tapping into the scientific expertise of GRDG Sciences, LLC, Impact BioMedical pledges to undertake a concerted effort in the R&D, drug discovery and development for the prevention, inhibition, and treatment of neurological, oncological and immuno related diseases. For more information on Impact BioMedical visit http://impbio.com/.

About Document Security Systems, Inc.

DSS is a multinational company operating businesses focused on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets. Its business model is based on a distribution sharing system in which shareholders will receive shares in its subsidiaries as DSS strategically spins them out into IPOs. Its historic business revolves around counterfeit deterrent and authentication technologies, smart packaging, and consumer product engagement. DSS is led by its Chairman and largest shareholder, Mr. Fai Chan, a highly successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. He has successfully restructured more than 35 corporations with a combined value of $25 billion.

For more information on DSS visit http://www.dsssecure.com.

Investor Contact:

Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in our SEC filings, including, without limitation, our reports on Forms 8-K, 10-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.